For additional information, contact:
T. Heath Fountain
Chief Executive Officer
(229) 426-6000 (Ext 6012)

COLONY BANKCORP, INC. APPOINTS
PAUL JOINER, III TO BOARD OF DIRECTORS

FITZGERALD, GA. (February 27, 2025) – Colony Bankcorp, Inc. (NYSE: CBAN) (“Colony” or the “Company”) today announced the appointment of Paul Joiner, III to the Board of Directors for both the Company and Colony Bank, effective March 1, 2025. Joiner brings over two decades of experience in finance, accounting, corporate leadership, and real estate investment to the Board.

Joiner currently serves as Vice President of Finance at SASCO Chemical Group and its related entities, where he has successfully led strategic initiatives including acquisitions and business integrations. His prior roles as Chief Financial Officer at Thrush Aircraft and in various capacities at regional accounting firm Mauldin & Jenkins, have provided him with extensive experience in auditing, regulatory reporting, and finance. Additionally, his involvement in residential and commercial real estate investments further complements his diverse background.

Commenting on the announcement, Mark H. Massee, Chairman of the Board of Directors, said, “Paul’s appointment reflects our ongoing commitment to bring in leaders who excel professionally and resonate with our core values. His impressive track record and community focus will strengthen our strategic initiatives and help drive Colony toward continued growth.”

Joiner is a Certified Public Accountant and holds advanced degrees in accounting from the University of Georgia. As an Albany, Georgia native, Joiner is deeply connected to the local community and is actively involved in his church, as well as professional and community organizations. He and his wife, Julie, are proud parents to three daughters.

“I’ve known Paul personally and professionally for years, and I’m excited to welcome him to our Board. His forward-thinking approach and financial expertise are exactly what we need as we work to enable progress and build lasting value for our customers, communities, and shareholders,” said T. Heath Fountain, Chief Executive Officer.

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia as well as in Birmingham, Alabama; Tallahassee, Florida; and the Florida Panhandle. Colony Bank offers a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions including mortgage lending, government guaranteed lending, consumer insurance, wealth management, and merchant services. Colony’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

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